Virtus Reaves Utilities ETF 485BPOS

Exhibit 99.(g)(4)

ANNEX I

TO THE FOREIGN CUSTODY MANAGER AGREEMENT, dated as of November 23, 2015 between ETFIS SERIES TRUST I (the “Trust”) and The Bank of New York Mellon (“Custodian”). AS REVISED JULY 20, 2020.

SERIES

INFRACAP MLP ETF

VIRTUS LIFESCI BIOTECH CLINICAL TRIALS ETF

VIRTUS LIFESCI BIOTECH PRODUCTS ETF

INFRACAP REIT PREFERRED ETF

VIRTUS NEWFLEET MULTI-SECTOR BOND ETF

VIRTUS REAVES UTILITIES ETF

VIRTUS WMC INTERNATIONAL DIVIDEND ETF

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF

VIRTUS PRIVATE CREDIT STRATEGY ETF

VIRTUS REAL ASSET INCOME ETF

VIRTUS WMC RISK-MANAGED ALTERNATIVE EQUITY ETF

IN WITNES WEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. As of July 20, 2020.

ETFIS SERIES TRUST I
On behalf of each Series identified on Annex I attached to the Agreement

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title: